                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: Morgan Stanley Series Funds (a Massachusetts business trust)

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                  1221 Avenue of the Americas
                  New York, New York 10020

Telephone Number (including area code):     (800) 869-6397

Name and Address of Agent for Service of Process:

                  Amy R. Doberman, Esq.

                  Mailing Address:
                  1221 Avenue of the Americas
                  New York, New York 10020

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES  /x/     NO   / /

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the
Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 4th day of June,
2007.

                                    MORGAN STANLEY SERIES FUNDS

                                    By: /s/ Ronald E. Robison
                                        ----------------------------------
                                        Ronald E. Robison
                                        President

Attest:

/s/ Sheri Schreck
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Sheri Schreck

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